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Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement (Form S-1/A) of our report dated April 1, 2024, relating to the consolidated financial statements of Mangoceuticals, Inc. (the "Company"), as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, and which forms part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
April 23, 2024